Exhibit 10.27

MANAGEMENT RIGHTS AGREEMENT

September 28, 2010

Equity Bancshares, Inc.

Suite 200

7701 Kellogg Drive

Wichita, KS 67207

Re: Management Rights

Gentlemen:

This letter agreement (this “Agreement”) will confirm the agreement among Equity Bancshares, Inc. (the “Company”) and Equity Bank, National Association (the “Bank”), of the one part, and Wolverine Trading Fund A, LLC (the “Fund”), of the other part, pursuant to which the Fund will be entitled to the following contractual rights in connection with the Fund’s investment in the Company. In this Agreement, the boards of directors of the Company and the Bank are sometimes referred to individually as a “Board” and collectively as “Boards.”

Information Rights

The Fund will be provided all information distributed to the members of either of the Boards or their respective committees, quarterly and annual audited and unaudited consolidated financial statements, and copies of all reports required to be filed under applicable law or under the terms of any outstanding debt instrument. The Fund after appropriate notification of management may visit and inspect the Company and the Bank (and their respective subsidiaries’) properties, books and records. In addition, the Fund may consult with management of the Company and the Bank and their respective subsidiaries on the Fund’s views on matters relating to the operation of the business, provided that management of the Company shall not be contractually obligated to consult with the Fund pursuant to the foregoing language more than once per quarter.

The foregoing rights granted to the Fund are subject to the Company’s and the Bank’s respective right to withhold information from any meeting, or portion thereof, but only to the extent (i) reasonably necessary to preserve the Company’s or Bank’s attorney-client privilege if applicable, or (ii) directly related to the Fund’s investment.

General Provisions

For so long as the Fund owns any Purchased Shares (as such term is defined in that certain Stock Purchase Agreement dated even date herewith (the “Purchase Agreement”) the Fund agrees to keep confidential any Confidential Information. In the event the Fund or anyone to whom the Fund transmits Confidential Information is requested or required by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demand or similar process to disclose any such information, the Fund shall (i) provide the Company with prompt notice so that the Company may seek a protective order or other appropriate remedy and/or waive the Fund’s compliance with the provisions of this paragraph, (ii) furnish only that portion of such information that the Fund is advised by its counsel is legally required and (iii) at the Company’s expense and direction, exercise its reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information. Notwithstanding the foregoing, the Fund may disclose any such information if required by judicial or administrative process or by other requirements of law, national stock exchange or self-regulatory organization.

For the purpose of this Agreement, “Confidential Information” means information obtained from the Company, except to the extent that such information can be shown to have been (i) previously known on a non-confidential basis by the Fund or its Representatives, (ii) in the public domain other than by breach of this Agreement by the Fund or its Representatives, (iii) later acquired by the Fund from sources other than the Company or its subsidiaries not bound by any confidentiality obligation to the Company or its subsidiaries with respect to such information, or (iv) is independently discovered, developed by or arrived at by the Fund without reference to the originating party’s Confidential Information by the Fund or its Representatives who had no access to the Confidential Information.

For purposes of this Agreement, “Representative” shall mean, with respect to any person, any of such person’s officers, directors, employees, agents, attorneys, accountants, consultants, equity financing partners, general partners, managers, investment managers, or financial advisors or other person associated with, or acting for or on behalf of, such person.

The Fund shall comply with all federal securities laws in connection with its exercise of its rights under this agreement and its purchases and sales of the Company’s securities, and agrees to be bound by any “insider trading” policy of the Company, reasonably acceptable to the Fund, during any period during which it is exercising its rights under this agreement.

The aforementioned rights are intended to satisfy the requirement of management rights for purposes of qualifying the Fund’s investments in the Company as “venture capital investments” for purposes of the Department of Labor “plan assets” regulation, 29 C.F.R. §2510.3-101. In the event the aforementioned rights are not satisfactory for such purpose, the Company and the Fund shall reasonably cooperate in good faith to agree upon mutually satisfactory management rights that satisfy such regulations.

The provisions of this Agreement shall survive closing under the Purchase Agreement and shall continue and be binding upon the Company and the Bank for so long as the Fund continues to own all of the Purchased Shares. The rights described herein shall not be assignable without the written consent of the Company; provided, however, that the Fund may assign its rights hereunder to any affiliate of the Fund which assumes the obligations of the Fund hereunder.

The Company and the Bank agree that the Fund will not have an adequate remedy at law for a breach by the Company of this Agreement and therefore that upon any such breach the Fund shall be entitled to enforce this Agreement by injunction or with other equitable remedies.

The rights granted to the Fund hereunder are not in substitution for, and shall not be deemed to be in limitation of, any rights otherwise available to the Fund as a holder of securities of the Company or pursuant to any other agreement with the Company or the Bank.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this letter agreement has been duly executed by the parties set forth below as of the date written above.

EQUITY BANCSHARES, INC.

By:	/s/ Brad S. Elliott
Name:	Brad S. Elliott
Title:	Chairman and Chief Executive Officer

EQUITY BANK, NATIONAL ASSOCIATION

By:	/s/ Brad S. Elliott
Name:	Brad S. Elliott
Title:	Chairman and Chief Executive Officer

WOLVERINE TRADING FUND A, LLC

By:	/s/ Eric J. Henschel
Name:	Eric J. Henschel
Title:	Managing Member